Exhibit 99.1

Elizabeth Hougen, Vice President, Finance

Claudine Prowse, Ph.D., Executive Director, Corporate Development

Isis Pharmaceuticals, 760-603-2331

http://www.isispharm.com

ISIS PHARMACEUTICALS REPORTS FINANCIAL RESULTS AND HIGHLIGHTS FOR 2005

Company Meets 2005 Financial Guidance and Previews 2006 Plans

Carlsbad, CA, March 9, 2006 - Isis Pharmaceuticals, Inc. (Nasdaq: ISIS), today announced its financial results for the year ended December 31, 2005. In line with its guidance, the Company’s proforma loss from operations was $50.8 million for 2005, compared to $85.4 million for 2004. The Company’s loss from operations for 2005 was $57.2 million compared to $117.9 million for 2004, according to GAAP. The Company achieved a 41% decrease in its proforma loss from operations in 2005 compared to 2004, principally through a reorganization in early 2005 that focused resources on key programs. The cost savings achieved through the reorganization led to a decrease in R&D and G&A expenses of $37.2 million. A decrease in primarily non-cash restructuring activities of $25.5 million from 2004 to 2005 also contributed to the reduction in loss from operations. The adjustment from GAAP to proforma loss from operations is discussed under Expenses below and illustrated in the Selected Financial Information included in this press release.

Revenue

Total revenue for the quarter and year ended December 31, 2005 was $14.6 million and $40.1 million, respectively, compared to $11.4 million and $42.6 million for the same periods in 2004. Isis’ revenue frequently fluctuates based on the timing of activities under contracts. Significant components of 2005 revenue included $7.0 million from Drug Royalty USA, Inc., as a partial payment for the acquisition of a part of Isis’ royalty rights in Macugen®; $3.7 million from Alnylam Pharmaceuticals, Inc. associated with the inclusion of Isis’ technology in its collaboration with Novartis; $2.7 million from OncoGenex Technologies Inc. for the expansion of the companies’ cancer collaboration and the purchase of drug manufactured by Isis, and $2.2 million from Isis’ ophthalmology collaboration with Pfizer. Revenue from collaborations was less in 2005 than in 2004 primarily due to a decrease in revenue associated with the Company’s collaboration with Eli Lilly and Company, which was extended in August to focus on a select number of targets.

Expenses

Operating expenses on a proforma basis for the quarter and year ended December 31, 2005 decreased significantly to $23.6 million and $90.9 million, respectively, compared to $30.1 million and $128.1 million for the same periods in 2004. These results represent a decrease of 29% in the Company’s expenses for 2005 compared to 2004. The decrease in operating expenses on a proforma basis for the quarter and year ended December 31, 2005 compared to the same periods in 2004 reflects the impact of the Company’s reorganization in the first quarter of 2005. Isis’ operating expenses, according to GAAP, also significantly decreased and were $23.2 million and $97.3 million for the quarter and year ended December 31, 2005, respectively, compared to $63.2 million and $160.5 million for the same periods in 2004.

As illustrated in the Selected Financial Information in this press release, Isis’ proforma operating expenses and loss from operations were adjusted from GAAP to exclude non-cash compensation related to stock options and costs associated with restructuring activities. This adjustment consisted of a non-cash compensation benefit of $544,000 and $6,000 for the years ended December 31, 2005 and 2004, respectively. Variable accounting for stock options can result in significant increases and decreases in non-cash compensation expense related to stock options as a result of the variability in the Company’s stock price. The adjustment for the years ended December 31, 2005 and 2004 also included $7.0 million and $32.4 million, respectively, of costs associated with restructuring activities.

Net Loss

Isis’ net loss applicable to common stock for the quarter and year ended December 31, 2005 decreased to $7.9 million or $0.11 per share, and $72.4 million or $1.15 per share, respectively, compared with a net loss applicable to common stock of $57.5 million or $1.00 per share, and $142.9 million or $2.52 per share, for the same periods in 2004, respectively. The decrease in net loss applicable to common stock was primarily the result of the decrease in Isis’ loss from operations. Additionally, in 2004, Isis recorded a non-cash charge of $5.1 million related to the impairment of Isis’ equity investment in Alnylam. In addition to the decrease in net loss applicable to common stock, the issuance of 12 million shares of common stock in the August private placement and 2.5 million shares that were issued to Lilly in connection with the loan conversion contributed to the decrease in Isis’ net loss per share from 2004 to 2005.

Isis’ Ibis Division

To develop TIGER technology and applications, Isis’ Ibis division receives contracts and grants from U.S. government agencies. Ibis announced its commercialization plan for TIGER in 2005 and began executing the plan by delivering its first two TIGER biosensor systems to its government partners for use in microbial forensics and biowarfare defense. Ibis plans to deliver additional systems to its government partners in 2006. Ibis generated revenue from its government contracts and grants of $3.1 million and $11.8 million for the quarter and year ended December 31, 2005, respectively, compared to revenue of $2.0 million and $10.9 million for the same periods in 2004. Operating expenses for Ibis were $3.8 million and $14.0 million for the quarter and year ended December 31, 2005 compared to $3.0 million and $14.2 million for the same periods in 2004. Ibis generated a loss from operations of $625,000 and $2.2 million, for the quarter and year ended December 31, 2005, respectively, compared to $1.0 million and $3.3 million for the same periods in 2004. During 2004, Ibis acquired equipment at a cost of $3.2 million to build multiple TIGER biosensor systems. Because Ibis was building the systems in 2005 for which it had purchased equipment in 2004, Ibis’ equipment purchases during 2005 of $1.2 million were significantly lower than in 2004 resulting in reduced revenue and associated expense in 2005 compared to 2004. Ibis’ revenue, adjusted to exclude the equipment purchases, was $10.6 million and $7.7 million for 2005 and 2004, respectively. The increase in Ibis’ adjusted revenue from 2004 to 2005 was primarily a result of increased funding for internal labor, which Ibis earned under new and existing government contracts.

Balance Sheet

During 2005, Isis took several important steps to strengthen its balance sheet. First, in August 2005, Isis received $48.2 million in net proceeds from a private placement of 12 million shares of its common stock. Isis is using the proceeds from the private placement for operations. Isis further strengthened its balance sheet by converting the $100 million loan from Lilly into 2.5 million shares of common stock, which resulted in a reduction in long-term debt and an increase in stockholders’ equity. In addition, in the second and third quarters of 2005, Isis successfully consolidated its facilities and sold three of its buildings for $7.9 million and repaid $5.8 million of debt. Isis further strengthened its financial position by selling a portion of its Alnylam stock for approximately $2.6 million.

Isis ended the year with cash, cash equivalents and short-term investments of $94.4 million and working capital of $82.1 million. At December 31, 2004, Isis had cash, cash equivalents and short-term investments of $103.9 million and working capital of $82.2 million. The decrease in cash, cash equivalents and short-term investments primarily reflects the difference between cash used in operations, including cash received from contracts, and cash received from the private placement. Year-to-year operating cash usage decreased from $111.6 million in 2004 to approximately $68.2 million in 2005. This 39% decrease in cash usage reflects the impact of Isis’ reorganization in the first quarter of 2005.

“During 2005, we significantly strengthened the Company’s financial position. We met our aggressive net operating loss target of low $50 million through a combination of revenue from multiple sources and significant expense reductions,” said B. Lynne Parshall, Executive Vice President and CFO of Isis Pharmaceuticals. “We achieved our revenue target from traditional and satellite company partnerships, our patent licensing efforts and our Ibis division. In addition, by focusing our resources on our most important programs, we were able to significantly reduce our operating expenses by 29%.”

“Our strengthened balance sheet also reflected the substantial reduction in operating expenses, as we decreased our cash usage by 39% from 2004 to 2005,” Ms. Parshall added. “We further fortified our balance sheet by raising over $48 million from our financing in August and converting our Lilly loan into 2.5 million shares of our stock. As part of our reorganization, we consolidated our facilities and sold three buildings for net proceeds of $7.9 million and a reduction of $5.8 million of debt. In addition, we increased our cash by selling a portion of our Alnylam stock for $2.6 million.”

“In addition to our financial achievements, we are very pleased with the important progress we made in 2005 in key areas of our business. We continued advancing our drugs through development, expanding our pipeline through traditional corporate and satellite company partnerships, exploiting our expertise in RNA-based drug discovery and implementing the commercialization plans for our TIGER biosensor system. Our achievements in each of these areas clearly demonstrate our financial strategy of balancing corporate partnerships, licensing and equity sales to fund key areas of our business. Further, these achievements contributed to the improved financial stability of the Company, providing us with the financial strength to successfully execute our 2006 goals,” Ms. Parshall concluded.

2006-2007 Company Goals

Isis’ 2006-2007 Clinical Development Goals

Isis’ clinical development goals are contained in the Isis press release issued on February 9, 2006.

Isis’ 2006-2007 Ibis Division Goals

Isis’ Ibis division is commercializing the TIGER biosensor system, a revolutionary system for the identification of infectious organisms. The following are the goals the division plans to accomplish:

•                  Continue growth in revenue

•                  Deliver additional TIGER biosensor systems

•                  Complete an instrument strategic alliance

•                  Ship infectious organism ID kits to customers

•                  Continue development of specific ID kits for infectious organisms

•                  Build internal commercial and manufacturing organizations

2005 Company Highlights and Recent Accomplishments

Isis and Partners Advance Development of Second-generation Antisense Drugs

Isis continues to advance its most promising drugs to treat cardiovascular, metabolic and inflammatory diseases.

ISIS 301012 (Targeting apoB-100 for the treatment of high cholesterol)

•                  Reported positive results from Phase 1 studies of ISIS 301012 in normal volunteers with borderline elevated cholesterol. ISIS 301012 produced rapid, dose-dependent, and prolonged reductions of its target, apoB-100, with concomitant reductions in LDL-C, VLDL, and total cholesterol levels. ISIS 301012 also significantly reduced triglycerides.

•                  Initiated Phase 2 development program of ISIS 301012:

•                  Isis plans to rapidly develop ISIS 301012 for patients with familial hypercholesterolemia (FH), potentially providing an accelerated pathway to commercialization because of the unmet medical need in patients with FH.

•                  Initiated Phase 2 program of ISIS 301012 in patients with familial hypercholesterolemia

•                  Phase 2 trials are also underway to address the larger commercial market represented by the traditional population of patients with high cholesterol, who are not reaching their targeted cholesterol levels.

•                  Initiated a Phase 2 study to optimize dose and frequency of dosing, and to further evaluate the safety and efficacy of ISIS 301012, in patients with high cholesterol.

•                  Initiated a Phase 2 combination study to evaluate the safety and efficacy of ISIS 301012 in combination with simvastatin, in patients with high cholesterol.

•                  Reported results from a Phase 1 study of an oral capsule formulation of ISIS 301012 in which ISIS 301012 demonstrated oral bioavailability, and significantly reduced apoB-100 and LDL-C.

ISIS 113715 (Targeting PTP-1B for the treatment of type 2 diabetes)

•                  Reported data from a Phase 2 study in diabetic patients. ISIS 113715 reduced HbA1C and plasma glucose in patients with type 2 diabetes, did not cause hypoglycemia, and was well tolerated.

Isis added two new drugs to its development pipeline

ISIS 369645 (Targeting IL4R-alpha for the treatment of asthma)

•                  Initiated development activities of ISIS 369645 for the treatment of asthma and related pulmonary diseases.

ISIS 353512 (Targeting CRP for the treatment of cardiovascular & inflammatory diseases)

•                  Initiated development activities of ISIS 353512, a generation 2.2 antisense drug, for the treatment of cardiovascular disease and inflammatory diseases.

Isis Supports Advancement of its Partners’ Pipelines and Expands Licensing and Partnerships

Isis continues to expand its drug discovery and development programs and capitalize on its extensive patent estate through a combination of corporate partnerships, satellite company relationships and licensing transactions. The Company announced several achievements demonstrating the successful execution of this partnering strategy.

Collaborations

Lilly

LY2181308 (Targeting survivin for the treatment of cancer)

•                  Lilly continues to conduct Phase 1 clinical trials of LY2181308 in cancer patients. LY2181308 is the first antisense drug to emerge from the Isis-Lilly collaboration.

LY2275796 (Targeting eIF-4E for the treatment of cancer)

•                  Lilly initiated clinical trials of LY2275796 in cancer patients. This is the second anti-cancer antisense drug that Lilly has taken into the clinic. Lilly paid Isis a $750,000 milestone payment as a result of advancing LY2275796 into clinical trials.

•                  Isis extended its four-year drug discovery collaboration with Lilly to continue to advance the two anti-cancer antisense drugs, LY2181308 and LY2275796, identified during the initial collaboration and to continue their efforts to develop and refine antisense technologies.

Pfizer

•                  Isis earned $2.2 million in upfront fees and milestone payments in connection with a multi-year drug discovery collaboration with Pfizer to identify second-generation antisense drugs for the treatment of ophthalmic disease.

Satellite Company Relationships

Isis’ satellite company relationships exemplify an important part of Isis’ partnering strategy in which it identifies high quality biotechnology companies with which to closely collaborate to advance drugs and technologies.

OncoGenex Technologies Inc.

OGX-011 (Targeting Clusterin for the treatment of breast, prostate and lung cancers)

•                  OncoGenex initiated four Phase 2 studies of OGX-011 for the treatment of prostate, non-small cell lung and breast cancers.

OGX-427 (Targeting Hsp27 for the treatment of cancer)

•                  OncoGenex is currently conducting IND-enabling toxicology and pharmacokinetic studies for OGX-427. OncoGenex anticipates that OGX-427 will enter clinical development in 2007.

•                  Expanded antisense drug discovery and development collaboration in cancer for the development of two additional second-generation antisense anti-cancer drug candidates.

Antisense Therapeutics Ltd. (ATL)

ATL1101 (Targeting IGF-1R for the treatment of psoriasis)

•                  ATL reported results from a study of ATL1101 in patients with psoriasis. ATL1101 demonstrated activity in psoriasis patients and was well tolerated.

ATL1102 (Targeting VLA4 for the treatment of multiple sclerosis)

•                  ATL received approval to restart the Phase 2 trial of ATL1102 for patients with relapsing-remitting multiple sclerosis.

Alnylam Pharmaceuticals

•                  Isis received nearly $4 million from Alnylam because of Alnylam’s recent collaboration with Novartis for the development of RNAi therapeutics.

New Satellite Company Partnerships

iCO Therapeutics

iCo 007 (Targeting c-Raf kinase for the treatment of eye diseases)

•                  Licensed iCo 007 (ISIS 13650) to iCo for the treatment of various eye diseases such as age-related macular degeneration and diabetic retinopathy. iCo, a company developing pre-existing drugs for a range of new conditions affecting isolated biological environments—areas such as the eye, spinal cord, or joints, has sole responsibility for clinical development and commercialization of the drug.

Achaogen

•                  Licensed proprietary aminoglycosides program to Achaogen, a biotechnology company pursuing unique strategies to combat drug-resistant pathogens, for $1.5 million paid in Achaogen stock. Achaogen is solely responsible for the continued development of the aminoglycoside program and products.

Sarissa, Inc.

•                  Licensed an antisense inhibitor of thymidylate synthase (TS), a drug target that protects cancer cells from the effects of several chemotherapy treatments, to Sarissa. Sarissa is solely responsible for preclinical and clinical development and commercialization of the drug.

Rosetta Genomics

•                  Entered into a joint research collaboration with Rosetta Genomics to discover and develop antisense drugs that regulate microRNAs for the treatment of the most prevalent type of liver cancer, hepatocellular carcinoma.

Licensing Transactions

Drug Royalty Corporation

•                  Received $7 million from Drug Royalty USA, Inc. (DRC) as a partial payment for the acquisition of a part of Isis’ royalty rights in Macugen.

Isis’ Ibis Division Executes Commercialization Plans for TIGER Biosensor System

Isis’ Ibis division meets major business milestones and continues applications development with government funding.

•                  Michael Treble, President of the Ibis division, presented commercialization plans for the TIGER biosensor system. Ibis plans to commercialize the TIGER system to government customers for use in biowarfare defense, epidemiological surveillance and forensics; and to non-government customers for use in pharmaceutical process control, hospital-associated infection control, and infectious disease diagnostics.

•                  Executed commercialization plans by delivering first two TIGER biosensor systems to the Department of Homeland Security’s National Bioforensic Analysis Center for use in microbial forensics and to the United States Army Medical Research Institute for Infectious Disease for use in biowarfare defense.

•                  Continued to increase revenue from government contracts and received additional government contracts and grants in 2005 for approximately $11.2 million from several government agencies to support the initial operations of the TIGER biosensor system and continue advancing application development.

•                  Further validated the TIGER biosensor system in infectious disease surveillance as evidenced by studies published in the Proceedings of the National Academy of Sciences (PNAS), Emerging Infectious Diseases, and the International Journal of Mass Spectrometry.

•                  Received two prestigious industry awards, the “R&D 100” award, which recognizes the 100 most technology significant products introduced into the marketplace over the past year, and the Innovation Award for the Year from the Association for Laboratory Automation.

Isis will conduct a live webcast conference call to discuss this earnings release on Thursday, March 9 at 9:00 am Eastern time. To participate over the Internet go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94554&eventID=1225646 or http://www.isispharm.com. A replay of the webcast will be available at these addresses for a limited time.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 12 antisense drugs in development to treat cardiovascular, metabolic, inflammatory and ocular diseases, and cancer. In its Ibis division, Isis is developing and commercializing the TIGER biosensor system, a revolutionary system to identify infectious organisms. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of approximately 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ business, the financial position of Isis, and the therapeutic and commercial potential of the Company’s technologies and products in development. Any statement describing Isis’ goals, expectations, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing, and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2004, and its quarterly report on Form 10-Q for the quarter ended September 30, 2005, which are on file with the SEC. Copies of these and other documents are available from the Company.

The information contained in this press release reflects preliminary financial results, as Isis’ 2005 audit has not yet been completed. Under section 404 of the Sarbanes-Oxley Act of 2002, new integrated audit requirements will not be met until Isis has completed all of the steps necessary to file its 2005 audited financial statements with the SEC.

Macugen® is a registered trademark of Eyetech Pharmaceuticals, Inc.

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ISIS PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

(In Thousands, Except Per Share Data)

Condensed Consolidated Statements of Operations

	Three months ended, December 31,		Years ended, December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Research and development revenue under collaborative agreements	$3,916	$8,347	$28,610	$32,617
Licensing revenue	10,725	3,038	11,523	10,007
Total revenue	14,641	11,385	40,133	42,624

Expenses:
Research and development	20,944	27,925	82,467	118,474
General and administrative	2,660	2,188	8,432	9,582
Compensation related to stock options	69	643	(544)	(6)
Restructuring activities	(425)	32,427	6,960	32,427
Total operating expenses	23,248	63,183	97,315	160,477

Loss from operations	(8,607)	(51,798)	(57,182)	(117,853)

Investment and other income	2,999	463	5,094	2,999
Interest expense	(2,304)	(6,205)	(20,313)	(22,592)
Loss on investments	—	—	—	(5,057)

Net loss	(7,912)	(57,540)	(72,401)	(142,503)

Accretion of dividends on preferred stock	—	—	—	(361)
Net loss applicable to common stock	$(7,912)	$(57,540)	$(72,401)	$(142,864)
Basic and diluted net loss per share	$(0.11)	$(1.00)	$(1.15)	$(2.52)
Shares used in computing basic and diluted net loss per share	72,202	57,319	62,877	56,642

Ibis Division Statements of Operations

(In Thousands)

	Three months ended, December 31,		Year ended, December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

Revenue	$3,142	$1,998	$11,793	$10,933
Operating expenses	3,767	3,012	14,021	14,230
Loss from operations	(625)	(1,014)	(2,228)	(3,297)

Reconciliation of GAAP to Proforma Basis:

Consolidated Operating Expenses and Loss From Operations

(In Thousands)

	Three months ended, December 31,		Years ended, December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$23,248	$63,183	$97,315	$160,477
Excluding compensation (expense)/benefit related to stock options	(69)	(643)	544	6
Excluding restructuring activities	425	(32,427)	(6,960)	(32,427)

Proforma operating expenses	$23,604	$30,113	$90,899	$128,056

As reported loss from operations according to GAAP	$(8,607)	$(51,798)	$(57,182)	$(117,853)
Excluding compensation (expense)/benefit related to stock options	(69)	(643)	544	6
Excluding restructuring activities	425	(32,427)	(6,960)	(32,427)

Proforma loss from operations	$(8,963)	$(18,728)	$(50,766)	$(85,432)

Condensed Consolidated Balance Sheets

(In Thousands)

	December 2005	December 31, 2004
	(Unaudited)
Assets:

Current assets	$105,858	$125,609
Property, plant and equipment, net	9,130	28,454
Other assets	51,385	54,362
Total assets	$166,373	$208,425

Liabilities and stockholders’ equity (deficit):

Current liabilities	$23,793	$43,416
5.5% convertible subordinated notes	125,000	125,000
Long-term obligations, net of current portion	14,915	111,611
Long-term deferred revenue, net of current portion	—	531
Stockholders’ equity (deficit)	2,665	(72,133)
Total liabilities and stockholders’ equity (deficit)	$166,373	$208,425

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